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                                                                       EXHIBIT D



                AGREEMENT MADE PURSUANT TO RULE 13d-1(f)(1)(iii)


                             JOINT FILING AGREEMENT


         This Joint Filing Agreement (this "Agreement") is made and entered into as of the 17th day of February, 2000, by and among the undersigned parties.

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Prize Energy Corp., a Delaware corporation, and further agree that this Agreement be included as an exhibit to such joint filing (including amendments thereto). Each of the persons named below acknowledges that the information contained in the statement on Schedule 13D (including amendments thereto) respecting such person is complete and accurate in all material respects and that such person does not know and has no reason to believe that the information respecting any other person named below is inaccurate.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


Natural Gas Partners II, L.P.                      GFW II, L.L.C.
By: GFW Energy II, L.P., General Partner
By: GFW II, L.L.C., General Partner
                                                   By: /s/ Kenneth A. Hersh
                                                       ------------------------
                                                       Kenneth A. Hersh
By:  /s/ Kenneth A. Hersh                              Authorized Member
     -----------------------------------
     Kenneth A. Hersh
     Authorized Member


G.F.W. ENERGY II, L.P.
By: GFW II, L.L.C., General Partner


By:   /s/ Kenneth A. Hersh
     -----------------------------------
     Kenneth A. Hersh
     Authorized Member


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